EXHIBIT A: AMI ASSET MANAGEMENT CORPORATION CODE OF ETHICS
DATED: October 18, 2013, as amended July 15, 2015

This amended Code of Ethics (the “Code”) is based on the principle that AMI Asset Management Corporation (“AMI” or the “Firm”) and all its officers, directors and employees have a fiduciary duty to place the interest of clients ahead of their own. This Code applies to all of the Firm’s "Supervised Persons" (as such term is defined below). AMI and its Supervised Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of AMI’s clients.

1.	Definitions

(a)
“Access Person” includes all Supervised Persons (defined below) of the Firm and any independent contractors, who have access to non-public information regarding purchases or sales of securities for or nonpublic information regarding clients’ portfolios, or who are involved in making securities recommendations to clients, or who have access to such recommendations or holdings that are non-public. Directors, officers and partners are presumed to be Access Persons. The Chief Compliance Officer of AMI (“CCO”) shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Access Person.

(b)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(c)
“Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, which may include the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security (see Appendix 1 of this section for Examples of Beneficial Ownership). Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(d)	“Covered Securities” – please refer to “Securities” below.

(e)
“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Bank Secrecy Act of 1970 (as it applies to funds and investment advisers), Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

(f)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(g)
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter. This includes private funds and other private offerings/placements.

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(h)
“Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account and otherwise be deemed to have Beneficial Ownership. This typically includes, but may not be limited to, accounts of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and/or (d) any other person residing in the same household of such Access Person, if such Access person has a beneficial interest in such account(s). Each of the above accounts is considered a personal account of the Access Person.

(i)	“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

(j)
“Purchase or sale of a security” means the buying or selling of any Securities (as that term is defined below) and includes, among other things, the writing of an option to purchase or sell a Security or the purchase or sale of a Security that is exchangeable for or convertible into a Security.

(k)	“Fund” means an investment company registered under the Investment Company Act.

(l)
“Reportable Fund” mean (i) any Fund for which AMI serves as investment adviser or sub- adviser or (ii) any Fund whose investment adviser or principal underwriter controls AMI, is controlled by AMI, or is under common control with AMI.

(m)
“Restricted Securities” means Covered Securities that have been identified by the Firm as securities that are under consideration for either purchase or sale in client portfolios or being actively traded in client portfolios.

(n)	“Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

(o)	“Securities” (or “Covered Securities”) means securities that are covered by the Code. Such covered securities include, but are not necessarily limited to:

•	Equity securities including common and preferred stock, which do not fall within the Exempted Transactions listed in section 4(b) below;
•	Restricted Securities (as defined above);
•	Corporate and Municipal bonds;
•	Exchange Trade Funds;
•	Initial Public Offerings (as defined above);
•	Limited Offerings (as defined above);
•	Investments convertible into, or exchangeable for, stock or debt securities;
•	Any derivative instrument relating to any of the above securities, including options, warrants and futures; and
•	Any interest in a partnership investment in any of the foregoing.

(p)
“Supervised Persons” means all officers, directors and employees of the Firm and any other person(s) that the Firm may deem from time to time to be a supervised person (such as certain independent contractors).

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2.	Fiduciary Obligations and Ethical Principles

The Firm and its Supervised Persons have an ongoing fiduciary responsibility to the Firm’s clients and must ensure that the needs of the clients always come first. The Firm holds its Supervised Persons to a very high standard of integrity and business practices. In serving its clients, AMI and its Supervised Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.

While affirming its confidence in the integrity and good faith of its Supervised Persons, the Firm understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Firm’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for client accounts or results in an advantageous position for the personal accounts.

AMI has adopted this Code pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, to outline and prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline pre-approval and reporting requirements, along with enforcement procedures. Please note that for all pre-approval, reporting and review requirements listed below, the CCO will report to and/or obtain final pre-approval from the President of AMI (the “President” or “CEO”).

In addition, Supervised Persons must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of the Firm’s clients must come first;
(b)	Personal securities transactions must be conducted consistent with the Code in a manner that avoids any actual or potential conflict of interest; and
(c)	No inappropriate advantage should ever be taken that is contrary to the Firm’s responsibilities and duties to its clients.

3.	Unlawful Actions

Supervised Persons must comply with all applicable federal and state securities laws. No Supervised Person is permitted, in connection with the purchase or sales (directly or indirectly) of a security held or to be acquired by a client:

(a)	To employ any device, scheme or artifice to defraud a client;
(b)
To make any untrue statement of a material fact to any of the Firm’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
(d)	To engage in any manipulative practice with respect to a client.

4.	Procedures Regarding Trading by Access Persons in Personal Accounts

(a)	Preclearance Approval:

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No Access Person may purchase or sell any Securities (as such term is defined in item 1(m) above) in any Personal Account, with the exception of the exemptions listed in 4(b) and 4(c) below, without obtaining written pre-approval by the President with CCO copied (Pre Approval Form). All preapproved trades must be completed by the close of business on the trading day after written approval is given unless an exception has been pre-approved by the President.

The President may deny a preclearance request if he believes such transaction would be in conflict with any AMI client’s interest. AMI does not allow Access Persons to short any security positions.

At the discretion of the President and in accordance with the Firm’s written policy and procedures regarding aggregated block trades, Access Person transactions may be included in an aggregated block trade for clients, so long as it is in the same direction (i.e., all buys or all sells), for the same security and requested on the same day the aggregated block trade takes place.

(b)	Exempt Securities:

No Access Person shall be required to pre-clear or report transactions in any Personal Account in the following securities:

•	U.S. treasury bonds, treasury notes, treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government or its agencies or instrumentalities;
•	Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit (this excludes corporate or high yield bonds which must be reported);
•	Commercial paper;
•	Repurchase agreements; or
•	Shares issued by money market funds.

(c)	Exempt Transactions:

No Access Person shall be required to pre-clear or report the following transactions in any Personal Account:

•	Transactions that take place in any exempt security listed in 4(b) above;
•	Transactions that take place in an account where the Access Person has no direct or indirect influence or control (e.g., discretionary managed accounts)
•	Purchases that are part of an Automatic Reinvestment Plan

(d)	Misuse of Non-Public Information

No Supervised Person shall divulge or act upon any material, non-public information as such activity is defined hereto in Appendix 2: AMI Insider Trading Policies and Procedures, which is incorporated herein. Upon initial execution of this Code and annually thereafter, all Supervised Persons are required to read the Insider Trading Policies and Procedures, sign and date the acknowledgment of receipt and understanding (AMI Insider Trading Acknowledgement Form) and send the executed form to the CCO within 30 days of receipt.

5.	Conflicts of Interest Issues

(a)	Gifts: No Supervised Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, prizes, travel expenses,

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entertainment tickets) of more than $500.00 in value annually, from any person or entity that does business with or on behalf of the Firm. All gifts of more than $250.00 given and received must be reported to the CCO or designee at the time the gift was given and/or received. Meals, entertainment and travel in the presence of the person or entity that does or seeks to do business with AMI are permitted outside the $500.00 annual limit, but must be reported to the CCO or designee prior to the event using Gift Report Form.

(b)
Political Contributions: It is AMI’s policy is to restrict certain political contributions made to a government officials and candidates who are in a position to influence the selection of the adviser. Supervised Persons must report all contributions to any candidate for office in a U.S., state or local government unit. Supervised Persons must obtain pre-approval from the CCO prior to making a contribution (1) exceeding $350 to any one person, per election, for whom the Supervised Person was entitled to vote at the time of the contribution or (2) exceeding $150 to any one person, per election, for whom the Supervised Person was not entitled to vote at the time of the contribution. De Minimis contributions ($350 or less and $150 or less) must be reported to the CCO within 10 days of the contribution. See Appendix 3 for Pay-to-Play Procedures.

(c)
Outside Business Activities: While associated with AMI, no Supervised Person shall accept outside employment or receive outside compensation or otherwise serve as a treasurer or any financial investment position whether the activity is compensated or not without completing the AMI Outside Business Activities Form and obtaining written pre-approval by the CCO or designee.

(d)
Service on Boards: No Supervised Person shall serve on the board of directors of a company, institution, endowment, charity, or any other organization without prior written authorization by the CCO or designee. If board service is authorized, such Supervised Person shall at all times ensure that they have no role in making any type of investment decisions with respect to the company, unless otherwise approved by the CCO or designee. To receive pre-clearance authorization for board service, please complete the AMI Outside Business Activities Form.

(e)	Professional Conduct: While associated with AMI, no Supervised Person may be involved with any type of activity which may bring negative publicity to AMI or its affiliates.

(f)
Pre-Approval of Investments in IPOs and Limited Offerings: An Access Person must obtain pre-approval from the CCO before acquiring beneficial ownership of any Securities offered in an Initial Public Offering or Limited Offering.

6.	Reporting and Compliance Procedures

(a)
Brokerage Statements: All Access Persons shall complete the AMI Outside Brokerage Account Form and otherwise provide all necessary information to the CCO so that the Firm may direct such broker(s) to send the CCO a copy of brokerage account statement generated for each of the Access Person’s Personal Account(s).

(b)
Submission of Quarterly Transaction Reports: In order for the Firm to monitor compliance with the Code and to comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, every Access Person shall be required to report to the CCO or designee, for each Personal Account, the information described below, or in the alternative, cause the Firm to receive or be provided with monthly and/or quarterly brokerage account statements that contain the following information:

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i.
The date of the transaction (either trade date or settlement date), the name of the Security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved;

ii.	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
iii.	The price of the Security at which the transaction was effected;
iv.	The name of the broker, dealer or bank with or through whom the transaction was effected; and
v.	The name and account number of the Personal Account.

For transactions in Personal Accounts for which AMI has not timely received a duplicate statement, the Access Person is required to complete and submit AMI Personal Securities Transaction Report within 30 days following quarter-end.

(c)
Initial and Annual Holdings Reports: No later than 10 days after becoming an Access Person, and annually thereafter, each Access Person must submit to the CCO or designee a report of his or her holdings in Securities (including Securities held in all Personal Accounts), utilizing the AMI Initial/Annual Holdings Report. The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:

i.
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

ii.	The name of the broker, dealer or bank with which the Access Person maintains an account in which the securities are held; and

iii.	The date the Access Person submits the report.

7.	Administration of the Code

(a)	The CCO or designee will review all reports and other information submitted under this Code.

•
This review may include, but not be limited to: (1) an assessment of whether Supervised Persons and Access Persons followed the required procedures as outlined within this Code; (2) an assessment of whether each Access Person has traded in the same securities as the Firm’s clients and if so, determining whether the client terms for the transactions were more favorable; (3) an assessment of any trading patterns that may indicate abuse; and (4) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

(b)	The CCO or designee will at least on an annual basis:

•	create a written report that describes any material violations that arose under this Code of Ethics since the last annual report, remedial steps taken, and sanctions imposed;
•	certify that AMI has adopted procedures reasonably necessary to prevent violations of this Code; and

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•	present this report and certification to AMI’s senior management and to the Board of Trustees of all funds advised by the Firm.

(c)
Supervised Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware, to the CCO. No Supervised Person will be sanctioned for reporting a potential or actual violation.

(d)
Each Supervised Person shall be requested to annually submit to the CCO the Code of Ethics Acknowledgment Form, which states that the Supervised Person has read, understands and agrees to abide by the Code. As changes to the Code occur, the Supervised Person shall receive a copy of the Code and training as necessary. Upon receipt, each Supervised Person is required to read and understand the requirements of the Code and then re-sign the Acknowledgment Form, which must be submitted no later than 30 days from the date of receipt of the Code.

8.	Violations of the Code

The CCO or designee will assess whether any violation has occurred. If it is determined that a violation has occurred, the CCO will report such violation to the CEO, who may impose such sanctions as he deems appropriate, including, but not limited to suspension of personal trading privileges for a period, disgorging of profits made by the violator, fines and/or dismissal from AMI.

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must provide at least annually to the mutual fund’s board of directors a written report that:

1.
Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

9.	Exceptions

The CCO may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Federal Securities Laws.

10.	Recordkeeping Requirements

The CCO or designee will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the information was obtained and/or in effect, the first two years on-site in an accessible place, with the exception of (c) below, which will be kept for five years after the individual ceases to be deemed an Access Person.

(a)	A list of all of the Firm’s Access Persons, which will include every person who was deemed an Access Person at anytime within the past five years, even if they are no longer deemed as such.

(b)	Copies of the Code and all amendments thereto.

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(c)	Copies of all the written acknowledgments required in section 7(c) above submitted by each Access Person.

(d)	A record of any violation of the Code and any action taken as a result of the violation.

(e)	Copies of each report submitted by an Access Person required in sections 6(b) and (c) above.

(f)	Copies of all brokerage statements submitted in accordance with section 6(a) above.

(g)	All pre-clearance decisions and any reasons supporting the decision.

(h)	Copies of all written exceptions granted under this Code and the reasons for making such exception.

(i)	Copies of all CCO compliance reports.

Any Supervised Person having questions relating to the Code should contact the CCO or COO.